Exhibit 99.1

For Immediate Release

Contact:	Brendan Lahiff, Sr. Investor Relations Manager Intersil Corporation (408) 546-3399 investor@intersil.com

Intersil Corporation Reports Third Quarter 2009 Financial Results

•	Revenues increase 14% from the prior quarter

•	Achieves free cash flow of over $32 million

Milpitas, CA, October 21, 2009 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog and mixed signal semiconductors, today reported financial results for its third quarter ended October 2, 2009.

Results of Operations

Net revenues for the third quarter were $168.3 million, a 23% decrease from $218.7 million in the third quarter of 2008 and a 14% increase from $147.3 million in the second quarter of 2009. Intersil’s third quarter revenues by end market were as follows: high-end consumer, 28% of revenues; computing, 34% of revenues; industrial, 19% of revenues; and communications, 19% of revenues.

Gross margin was 54.5%, compared with gross margin of 56.3% in the same quarter last year, and 54.2% in the second quarter of 2009.

Operating margin from continuing operations was 10.4%, compared with 22.9% in the same quarter last year, and 6.2% in the second quarter of 2009. Income from continuing operations was $12.3 million or $0.10 per diluted share, compared with $47.3 million, or $0.38 per diluted share in the same quarter last year, and $6.2 million, or $0.05 per diluted share, in the second quarter of 2009.

Net income was $12.3 million, or $0.10 per diluted share, compared with $47.3 million, or $0.38 per diluted share in the same quarter last year, and $6.2 million, or $0.05 per diluted share, in the second quarter of 2009. Third quarter net income includes a $14.3 million unrealized loss on Intersil’s long term auction rate securities and approximately $9.7 million in related tax benefits.

“The third quarter demonstrated the ongoing broad-based recovery within our computing, consumer and now industrial end markets,” said Dave Bell, Intersil’s President and Chief Executive Officer. “The third quarter exhibited normal seasonality, and we believe that the communications end market is now poised for recovery as well.”

“During the quarter, we completed the acquisition of Quellan, which exemplifies our strategy to expand our presence in high-margin communications infrastructure markets,” continued Bell. “Quellan’s signal integrity products improve the reach and power efficiency of high-speed interconnections within data centers.”

At the end of the third quarter, Intersil’s cash and short-term investments totaled over $329 million with no debt. Free cash flow was $32.6 million during the third quarter.

Intersil’s Board of Directors has authorized the payment of a quarterly dividend of $0.12 per share of common stock. The payment of this dividend will be made on November 20, 2009 to shareholders of record as of the close of business on November 10, 2009.

Fourth Quarter 2009 Outlook

•	Revenues are expected to be in the range of $170 million to $177 million

•	Research and development expenses are expected to decrease slightly to approximately $38 million

•	Selling, general and administrative expenses are expected to be roughly flat at approximately $33 million

•	Stock-based compensation expense is expected to be approximately $7.8 million

•	GAAP earnings per diluted share are expected to be in the range of $0.14 to $0.17

“The steady improvement of business conditions in the third quarter gives us confidence in the sustainability of this recovery. Our book-to-bill was above one, and we saw increasing backlog exiting the quarter,” said Mr. Bell. “We believe our gross margin will again increase moderately as sales into the industrial and communications end markets grow in the fourth quarter.”

Intersil will discuss its third quarter financial results during its scheduled conference call following the market close on October 21st. Those wishing to participate in the conference call please dial (800) 299-0433, and international participants please dial +1 (617) 801-9712, using the password 68224032 at approximately 1:40 p.m. Pacific Time. Those wishing to listen to the call may also do so via webcast on Intersil’s Web site: http://www.intersil.com/investor.

A replay of the call will be available for two weeks following the conference call on Intersil’s Web site, or may be accessed by dialing (888) 286-8010, international dial +1 (617) 801-6888, using the password 74602051.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog and mixed signal semiconductors. Intersil’s products address some of the industry’s fastest growing markets, such as flat panel displays, cell phones, other handheld systems, and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators, Zilker Labs Digital Power ICs and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; D2Audio products; video and high-performance operational amplifiers; high-speed data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit Intersil’s Web site and career page at www.intersil.com.

FORWARD-LOOKING STATEMENTS

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil’s management’s current expectations, estimates, beliefs, assumptions and projections about Intersil’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Intersil filings with the U.S. Securities and Exchange Commission (which you may obtain for free at the SEC’s web site at http://www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.

— FINANCIAL TABLES TO FOLLOW —

Intersil Corporation

Consolidated Statements of Operations

Unaudited

(In US$ millions, except shares and per share amounts)

	Quarters Ended			Three Quarters Ended
	October 2, 2009	October 3, 2008	July 3, 2009	October 2, 2009	October 3, 2008
	(Q3 2009)	(Q3 2008)	(Q2 2009)	(Q3 2009)	(Q3 2008)

Net revenues	$168.3	$218.7	$147.3	$433.7	$638.6

Cost of revenues	76.5	95.6	67.5	197.0	283.4

Gross profit	91.8	123.1	79.8	236.8	355.2

Expenses
Research and development	38.4	35.1	37.0	108.2	108.9
Selling, general and administrative	32.5	31.8	29.8	88.1	95.6
Amortization of purchased intangibles	3.0	2.8	3.4	9.9	8.8
Restructuring and other related activities	0.4	0.6	0.4	2.3	5.5
In-process research and development charge (credit)	-	2.6	-	(0.2)	2.6

Operating income from continuing operations	17.5	50.0	9.2	28.4	133.8
Gain (loss) on deferred comp investments	1.0	(1.3)	1.1	1.8	(1.4)
Loss on investments, net	(14.3)	-	-	(14.3)	(6.4)
Interest income, net	1.0	3.1	1.4	3.9	12.1

Income from continuing operations before income taxes	5.2	51.9	11.6	19.8	138.1
Income tax expense (benefit) from continuing operations	(7.0)	4.6	5.4	(1.1)	5.1

Income from continuing operations	12.3	47.3	6.2	20.9	132.9
Discontinued operations
Income tax benefit from discontinued operations	-	-	-	-	(19.4)

Income from discontinued operations	-	-	-	-	19.4

Net income	$12.3	$47.3	$6.2	$20.9	$152.4

Earnings per share:
Basic:
Continuing operations	$0.10	$0.38	$0.05	$0.17	$1.07
Discontinued operations	-	-	-	-	0.16

Net income per share	$0.10	$0.38	$0.05	$0.17	$1.23

Diluted:
Continuing operations	$0.10	$0.38	$0.05	$0.17	$1.06
Discontinued operations	-	-	-	-	0.16

Net income per share	$0.10	$0.38	$0.05	$0.17	$1.22

Weighted average shares:
Basic	122.3	123.2	122.2	122.1	124.2

Diluted	122.3	124.4	122.2	122.2	125.3

Other financial metrics:

	Quarters Ended			Three Quarters Ended
	October 2, 2009	October 3, 2008	July 3, 2009	October 2, 2009	October 3, 2008
Stock-based compensation expense by classification:
Cost of revenues	$0.6	$0.8	$0.7	$1.9	$2.9
Research and development	2.9	3.2	3.1	9.3	$10.3
Selling, general and administrative	3.4	4.2	4.6	9.7	$11.0

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Additional Information

Unaudited

(In US$ millions)

	Quarters Ended
	October 2, 2009	October 3, 2008	July 3, 2009
	(Q3 2009)	(Q3 2008)	(Q2 2009)
Cash flow information:
Cash from operations	$34.8	$39.0	$31.3
Net capital expenditures	2.2	8.7	1.3

Free cash flow	$32.6	$30.3	$30.0

EBITDA:
Operating income	$17.5	$50.0	$9.2
Depreciation	5.1	5.6	5.1
Intangible amortization	3.0	2.8	3.4
In-process R&D charge	-	2.6	-
Stock-based compensation	6.9	8.2	8.4

EBITDA	$32.5	$69.3	$26.1

Six-month backlog	$143.1	$130.3	$139.6

Effect of certain noncash and unusual items:
Amortization of intangibles (net of tax)	$2.6	$2.4	$2.9
Restructuring and other related activities (net of tax)	0.3	0.5	0.3
In-process R&D charge	-	2.6	-
Impairment of ARS (net of tax)	4.6	-	-
Stock-based compensation (net of tax)	5.9	6.9	7.1
Unusual tax charge related to international HQ move	-	-	3.4

Note: Totals and percentages may not add or calculate precisely due to rounding.

Intersil Corporation

Consolidated Balance Sheets

Unaudited

(In US$ millions)

	October 2, 2009	Jan 2, 2009
Assets
Current assets:
Cash, cash equivalents and short-term investments	$329.6	$312.6
Trade receivables, net	71.0	66.6
Inventories, net	91.8	109.6
Prepaid expenses and other current assets	11.1	12.1
Deferred income taxes	25.7	35.5

Total current assets	529.4	536.5
Other assets:
Property, plant and equipment, net	102.5	112.8
Purchased intangibles, net	29.5	29.0
Goodwill	314.9	313.7
Deferred income taxes	81.6	47.0
Long-term investments	64.2	81.3
Other	14.7	13.2

Total other assets	607.4	597.1

Total assets	$1,136.8	$1,133.6

Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	$33.0	$22.3
Income taxes payable	11.0	4.0
Deferred net revenue	10.5	10.6
Other accrued items	60.7	71.0

Total current liabilities	115.1	108.0

Total shareholders’ equity	1,021.7	1,025.6

Total liabilities and shareholders’ equity	$1,136.8	$1,133.6

Note: Totals and percentages may not add or calculate precisely due to rounding.